SUBLEASE

THIS SUBLEASE is made as of the 31st day of October, 2003, by and between Horizon Coach Inc., having offices at 991 Station Road, Bellport NY 11713 ("Sublandlord") and Bestway Coach Express Inc., having offices at 2 Mott Street, Seventh Floor, New York, NY 10013 ("Subtenant").

WITNESSETH:

WHEREAS, pursuant to a certain Lease dated as of August 1, 2001 (the "Prime Lease"), a copy of which is annexed hereto and made a part hereof as Exhibit A, Beyer Bellport Realty LLC, as landlord ("Prime Landlord"), leased to Sublandlord, as tenant, demised premises known as [991 Station Road, Bellport, NY 11713] (the "Building"), and more particularly described in the Prime Lease (the "Leased Premises"); and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Leased Premises consisting of approximately [15,000] of rentable square feet in the portion of the Leased Premises located (a public garage as defined by zoning ordinance of Brookhaven township] (the "Subleased Premises") in accordance with the following terms, covenants, conditions and provisions.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Sublandlord and Subtenant do hereby covenant and agree as follows:

1. Subleased Premises, Term and Use.

(a) Subject to the provisions of this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Subleased Premises, for a term (the "Initial Term") commencing as of [October 31, 2003] (the "Commencement Date") and expiring on [October 30, 2008] (the "Expiration Date") for purposes of [operating a motorcoach depot and related administrative office]

(b) With thirty days notice and upon mutual agreement of both Subtenant and Sublandlord, at the end of the Initial Term said sublease may be extended on a month to month basis, on the same terms and conditions set forth herein except that Rent may be adjusted as set forth in Section 3(a) herein. Subtenant shall thereafter provide thirty days notice to Sublandlord of any intent to terminate he month to month tenancy.

2. Incorporation by Reference.

(a) This is a sublease and anything herein contained to the contrary notwithstanding, all terms, covenants, conditions and provisions herein are in all respects subject and subordinate to the terms, covenants, conditions and provisions of the Prime Lease and all matters to which the Prime Lease is subject and subordinate. Notwithstanding the foregoing, payment obligations due or payable by Subtenant to the Sublandlord or the Prime Landlord shall consist solely and exclusively of those payments expressly set forth in this Sublease (not including the Prime Lease) and the obligations of the Subtenant under the Prime Lease shall be limited to Subtenant's pro rata obligations based on the rentable square feet used by Subtenant as compared to the rentable square feet used by the Sublandlord.

3. Rent.

(a) As of the Commencement Date, Subtenant shall pay fixed rent to Sublandlord at the monthly rate of $1,500 Dollars. Said rent amounts are subject adjustment as set forth in Section 3(b) herein. Subtenant shall not be responsible for paying any portion of additional rent or for electricity or other utilities due and payable to Prime Landlord under the Prime Lease. Such sums shall be payable in advance, on the [_] of each calendar month thereafter.

(b) As of [October 30, 2008], in the event Sublandlord and Subtenant have agreed to extend the term of the Sublease on a monthly basis, rent due and payable by Subtenant to Sublandlord may be increased over the amounts set forth in 3(a) above to reflect any escalations or adjustments to the amounts of rent owed by Sublandlord to Prime

Landlord pursuant to the Prime Lease.

4. <u>Notices.</u>

Notices by and from Sublandlord shall be in writing and shall be sent by personal delivery or a recognized overnight express mail service to Subtenant as follows:

Mr. Wilson Cheng
Chief Executive Officer
Bestway Coach Express Inc.
2 Mott Street, 7th Floor
New York, NY 10013
Facsimile: (718) 222-0729

With a copy (which shall not constitute notice) to:

Louis A. Bevilacqua, Esq.
Thelen Reid & Priest LLP
9th Floor
701 Pennsylvania Ave. N.W.
Washington, DC 20004
Facsimile: (202) 654-1804

Notice by and from Subtenant shall be in writing and shall be sent by personal delivery or a recognized overnight express mail service to Sublandlord as follows:

Mr. Clemente DaHassio
Hudson Coach Inc.
991 Station Road
Bellport, NY 11713
Facsimile: 631-454-1665

Either party may change the address for notice by notice to the other given in accordance with the terms hereof.

5. <u>Broker</u>

Subtenant and Sublandlord each covenant and represent to the other that neither Subtenant or Sublandlord has dealt with a broker, finder or other like agent in connection with the negotiation or consummation of this Sublease, and that no conversations or negotiations were had with any broker, finder or other like agent concerning the subletting of the Subleased Premises.

6. <u>Conflict or Inconsistency.</u>

In case of any conflict or inconsistency between the provisions of the Prime Lease and this Sublease, the provisions of this Sublease, as between Sublandlord and Subtenant, shall control.

7. <u>Governing Law.</u>

This Sublease shall be governed in all respects by the laws of the State of New York.

8. <u>Prime Landlord's Consent.</u>

This Sublease is subject to obtaining written consent of Prime Landlord ("Prime Landlord's Consent"), and shall not be effective unless and until such consent is obtained. In the event that Prime Landlord's Consent is not obtained on or before the Commencement Date, unless such date shall be extended by mutual agreement of the parties, this Sublease shall automatically cease and terminate, without any further notice, and all monies paid by Subtenant to Sublandlord shall be returned to Subtenant.

Whenever the terms of this Sublease require the consent or approval of Sublandlord, the consent or approval of the Prime Landlord shall also be required, except to the extent expressly provided for otherwise in the Prime Lease, this Sublease or Prime Landlord's Consent.

9. <u>Surrender.</u>

On the last day of the Initial Term, or the last day of the month if extended to a month to month tenancy, Subtenant shall quit and surrender the Subleased Premises to Sublandlord broom clean, in good order, condition and repair except for ordinary wear and tear and damage by fire or other insured casualty. Subtenant shall remove all Subtenant's property in the Subleased Premises, and Sublandlord may monitor Subtenant's move-out.

10. <u>Assignment and Subletting.</u>

Subtenant shall not sub-sublet any portion of the Subleased Premises or assign this Sublease without Sublandlord's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Notwithstanding anything to the contrary in this Sublease, any sub-sublet or assignment shall be subject to the terms of the Prime Lease.

11. <u>Security Deposit.</u>

Subtenant shall deliver to Sublandlord cash in the amount of one month's rent ($1,500), to be held in a non-interest bearing account by Sublandlord to insure the faithful performance of the terms and conditions of this Sublease on Subtenant's part to be performed.

IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto as of the day and year first above written.

SUBLANDLORD:
Hudson Coach Inc.

By: [signature]
Name:
Title: PRESIDENT

SUBTENANT:
Bestway Coach Inc.

By: [signature]
Name:
Title: CEO.